EXHIBIT 99.1

2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133
NEWS RELEASE

Information: Michelle Wiggs, Phone: (713) 866-6050

WEINGARTEN REALTY ANNOUNCES $9.8 MILLION OF REDEMPTION COSTS ON PREFERRED SHARES AND UPDATES REPORTED FFO GUIDANCE

Houston, April 30, 2015 --- Weingarten Realty (NYSE: WRI) announced it would redeem all of its $150 million, 6.5% Series F Cumulative Redeemable Preferred Shares of Beneficial Interest (“shares”) on April 7, 2015.  The shares will be redeemed on May 8, 2015. This redemption will result in a non-cash charge for unamortized redemption costs of $9.8 million or $0.08 per diluted share upon redemption. The charge will not affect Recurring Funds from Operations (“FFO”) guidance, but reduces the Company's Reported FFO guidance by $0.08 per share for 2015 to a range of $2.00 - $2.05 per share. The Company will maintain its Recurring FFO guidance of $2.12 - $2.17 per share. The primary difference between the guidance for Recurring and Reported FFO results from charges for debt costs from refinancing activities including a $66 million secured loan that was amended with a lower interest rate and extended maturity in the first quarter for $0.05 per share and a non-cash charge related to the redemption costs from the 6.5% Preferred Shares for $0.08 per share. Details of the Company’s guidance for Reported FFO and Recurring FFO are included in the Company’s supplemental information package that can be found on its website at www.weingarten.com.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer. At March 31, 2015, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 235 properties which are located in 20 states spanning the country from coast to coast. These properties represent approximately 45.3 million square feet of which our interests in these properties aggregated approximately 27.9 million square feet of leasable area. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.